SHARE PURCHASE AGREEMENT


This Share Purchase Agreement ("Agreement") is made as of January 23, 2006 by Global Gold Mining, LLC, a Delaware, United States limited liability company ("Buyer"), Athelea Investments an Armenian Closed Joint Stock Company (the Company"), shareholders Simon Cleghorn, a citizen of Australia resident in Armenia, ("A"), Sergio Di Giovani, a citizen of Australia resident in Australia ("B"), Armen Ghazaryan, a citizen of Armenia resident in Armenia ("C"), and Frank Pastorino, a citizen of the United States resident in Armenia ("D") (collectively "Sellers").

                                    RECITALS

Sellers desire to sell, and Buyer desires to purchase, eighty shares which is the equivalent of eighty percent (80%) of the issued and outstanding shares (the "Shares") of the Company and thereafter to transfer back to Sellers certain assets not connected to the "Getik" gold and uranium property and exploration license in Armenia (which property is more particularly described in Exhibit 1 attached hereto and made a part hereof ) ("Getik") for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

The parties, intending to be legally bound, agree as follows:


1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Acquired Company"--the Company and its Subsidiaries if any, collectively.


         "Applicable Contract"--any Contract (a) under which the Acquired Company has or may acquire any rights, (b) under which the Acquired Company has or may become subject to any obligation or liability, or (c) by which the Acquired Company or any of the assets owned or used by it is or may become bound.


         "Balance Sheet"--as defined in Section 3.4.

         "Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

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         "Buyer"--as defined in the first paragraph of this Agreement.

         "Closing"--as defined in Section 2.3.

         "Closing Date"--the date and time as of which the Closing actually takes place.

         "Company"--as defined in the Recitals of this Agreement.

         "Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).


         "Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Damages"--as defined in Section 10.2.

         "Disclosure Letter"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "Employment Agreements"--as defined in Section 2.4(a)(iii).

         "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.




          "Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Acquired Company.

         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

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         "Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body"--any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Company.

         "Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

         "Intellectual Property Assets"--as defined in Section 3.22.

         "Interim Balance Sheet"--as defined in Section 3.4.

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         "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Legal Requirement"--any national, regional, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.


         "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not required to be authorized by the board of such Person (or by any Person or group of Persons exercising similar authority) ; and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Organizational Documents"--(a) the articles or certificate of formation a company ; (b) any charter or similar constituent document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

         "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Plan"--as defined in Section 3.13.

         "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

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         "Promissory Notes"--as defined in Section 2.4(b)(ii).

         "Related Person"--with respect to a particular individual:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;


         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or
(c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership of voting securities or other voting interests representing at least 25% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 25% of the outstanding equity securities or equity interests in a Person.

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         "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act"--the United States Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Sellers"--as defined in the first paragraph of this Agreement.

          "Shares"--as defined in the Recitals of this Agreement.

         "Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.


         "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.       SALE AND TRANSFER OF SHARES; CLOSING.

         2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

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         2.2 Purchase Price. The purchase price (the "Purchase Price") for the
Shares will be One Hundred Thousand (100,000) shares of the common stock of Global Gold Corporation ("GBGD") which shall be delivered and vest on the terms of the Stock Award Agreements attached hereto and made a part hereof as Exhibit
2. The Purchase Price is inclusive of and the Sellers are solely and separately responsible for all taxes, fees and levies, duties and other charges applicable now or those which may become applicable in the future, including such taxes, duties or other charges acknowledged retroactive, which may be imposed on any of the Purchase Price (including, but not limited to, the property tax, profit or income tax, VAT) (all taxes, duties or other charges hereinafter collectively referred to as the "Taxes"), associated with, or payment of, such Purchase Price. Buyer may calculate, and withhold from the Purchase Price and pay any Tax on behalf of the Sellers.

         2.3 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 2a Tamanyan Street, Suite #2 Yerevan , Armenia, at 10:00 a.m. (local time) on or before January 31, 2006. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4      Closing Obligations.  At the Closing:
                  -------------------

                  (a) Sellers will deliver to Buyer:

                           (i) certificates representing the Shares, duly
                  endorsed (or accompanied by duly executed stock powers or equivalent documents), with signatures for transfer to Buyer;

                           (ii) an executed version of the Shareholders
                  Agreement attached hereto and made a part hereof as Exhibit 3 (the Shareholder's Agreement");


                           (iii) a certificate executed by Sellers representing
                  and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5.; and

                           (v) a resolution of the Company authorizing transfer
                  of Shares to Buyer.

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                  (b) Buyer will deliver to Sellers:

                           (i)      the Purchase Price;

                          (ii)      an executed version of the Shareholders
                                    Agreement;

                         (iii) a legal transfer of all assets and liabilities not connected to Getik, (including but not limited to the right to use the name "Athelea" and all financial rights and obligations) back to Sellers and

                           (iv) a certificate executed by Buyer to the effect
                  that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;


3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers represent and warrant to Buyer as follows:

         3.1      Organization and Good Standing.

                  (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each participant and the number of shares held by each). The Acquired Company is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                  (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Acquired Company, as currently in effect.

         3.2      Authority; No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the documents identified in Article 2.4(a) above, (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

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

                  (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
                  violation of any provision of the Organizational Documents of the Acquired Company, or (B) any resolution adopted by the board of directors or the stockholders of the Acquired Company;

                           (ii) contravene, conflict with, or result in a
                  violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Acquired Company or a Seller, or any of the assets owned or used by the Acquired Company, may be subject;

                           (iii) contravene, conflict with, or result in a
                  violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, the Acquired Company;

                           (iv) cause Buyer or the Acquired Company to become
                  subject to, or to become liable for the payment of, any Tax;

                           (v) cause any of the assets owned by the Acquired
                  Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                           (vi) contravene, conflict with, or result in a
                  violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                           (vii) result in the imposition or creation of any
                  Encumbrance upon or with respect to any of the assets owned or used by the Acquired Company.

                  Except as set forth in Part 3.2 of the Disclosure Letter, no Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

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

                  (c) Sellers are acquiring the GBGD shares for their own account and not with a view to their distribution within the meaning of
         Section 2(11) of the Securities Act.

         3.3 Capitalization. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. A owns 30 Shares, B owns 30 Shares, C owns 10 Shares, and D owns 30 Shares. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Acquired Company. None of the outstanding equity securities or other securities of the Acquired Company was issued in violation of any other Legal Requirement. The Acquired Company does not own, nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4 Financial Statements. Sellers have delivered to Buyer any of the following which exist: (a) balance sheets of the Acquired Company as at December 31, 2005 and the related statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, (b) a balance sheet of the Acquired Company as at December 31, 2005 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in shareholders' equity, and cash flow for the fiscal year then ended.

         3.5 Books and Records. The books of account, minute books, share record books, and other records of the Acquired Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and legal requirements, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Company contains accurate and complete records of all meetings held of, and corporate action taken by the Acquired Company, and no meeting has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Company.

         3.6 Title to Properties; Encumbrances. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, licenses, or other interests therein owned by the Acquired Company. Sellers have delivered to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Company and relating to such property or interests. The Acquired Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties, licenses, and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the

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

facilities owned or operated by the Acquired Company or reflected as owned in the books and records of the Acquired Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Company lies wholly within the boundaries of the real property owned by the Acquired Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         3.7 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Acquired Company, if any, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Company are sufficient for the continued conduct of the Acquired Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

         3.8 Accounts Receivable. All accounts receivable of the Acquired Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the

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Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).
Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         3.9 Inventory. All inventory of the Acquired Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market value basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Company.

         3.10 No Undisclosed Liabilities. Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet.

         3.11     Taxes.

                  (a) The Acquired Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns. The Acquired Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheet and the Interim Balance Sheet.

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                  (b) The Tax Returns of the Acquired Company subject to such
         Taxes have been audited by all the relevant authorities or are closed by the applicable statute of limitations for all taxable years through the date of Closing. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part
         3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments for all taxable years since 2004. Except as described in Part 3.11 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Acquired Company or for which the Acquired Company may be liable.

                  (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Acquired Company are adequate and are at least equal to the Acquired Company's liability for Taxes. There exists no proposed tax assessment against the Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. All Taxes that the Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (d) All Tax Returns filed by (or that include on a consolidated basis) the Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Acquired Company after the date of this Agreement.

         3.12 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any adverse change in the business, operations, properties, prospects, assets, or condition of the Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.


         3.13     Employee benefits.

                  (a) Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company employee benefit plans and obligations.

                  (b) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

         3.14     Compliance with Legal Requirements; Governmental
                  Authorizations.

                  (a) Except as set forth in Part 3.14 of the Disclosure Letter:

                           (i) The Acquired Company is, and at all times has
                  been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Acquired Company of, or a failure on the part of the Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) The Acquired Company has not received, at any
                  time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                           (i) The Acquired Company is, and at all times has
                  been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                           (ii) no event has occurred or circumstance exists
                  that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
                  Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in
                  Part 3.14 of the Disclosure Letter;

                           (iii) The Acquired Company has not received, at any
                  time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                           (iv) all applications required to have been filed for
                  the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Company to own and use their assets in the manner in which they currently own and use such assets.

         3.15     Legal Proceedings; Orders.

                  (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                           (i) that has been commenced by or against the
                  Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired Company; or

                           (ii) that challenges, or that may have the effect of
                  preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         To the Knowledge of Sellers and the Acquired Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Acquired Company.

                  (b) Except as set forth in Part 3.15 of the Disclosure Letter:

                           (i) there is no Order to which the Acquired Company,
                  or any of the assets owned or used by the Acquired Company, is subject;

                           (ii) no Seller is subject to any Order that relates
                  to the business of, or any of the assets owned or used by, the Acquired Company; and

                           (iii) no officer, director, agent, or employee of the
                  Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Company.

                  (c) Except as set forth in Part 3.15 of the Disclosure Letter:

                           (i) The Acquired Company is, and at all times has
                  been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                           (ii) no event has occurred or circumstance exists
                  that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Acquired Company, or any of the assets owned or used by the Acquired Company, is subject; and

                           (iii) the Acquired Company has not received, at any
                  time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Acquired Company, or any of the assets owned or used by the Acquired Company, is or has been subject.

         3.16 Absence of Certain Changes and Events. Except as set forth in Part
3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

                  (a) change in the Acquired Company's authorized or issued capital; grant of any share option or right to purchase shares of capital of the Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Acquired Company of any shares; or declaration or payment of any dividend or other distribution or payment;

                  (b) amendment to the Organizational Documents of the Acquired Company;

                  (c) payment or increase by the Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Acquired Company;

                  (e) damage to or destruction or loss of any asset or property of the Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Company, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Acquired Company of at least $1,000.00 USD;

                  (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                  (h) cancellation or waiver of any claims or rights with a value to the Acquired Company;

                  (i) material change in the accounting methods used by the Acquired Company; or

                  (j) agreement, whether oral or written, by the Acquired Company to do any of the foregoing.

         3.17     Contracts; No Defaults.

                  (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                           (i) each Applicable Contract that involves
                  performance of services or delivery of goods or materials by the Acquired Company;

                           (ii) each Applicable Contract that involves
                  performance of services or delivery of goods or materials to the Acquired Company;

                           (iii) each Applicable Contract that was not entered
                  into in the Ordinary Course of Business;

                           (iv) each lease, rental or occupancy agreement,
                  license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

                           (v) each licensing agreement or other Applicable
                  Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           (vi) each collective bargaining agreement and other
                  Applicable Contract to or with any labor union or other employee representative of a group of employees;

                           (vii) each joint venture, partnership, and other
                  Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Acquired Company with any other Person;

                           (viii) each Applicable Contract containing covenants
                  that in any way purport to restrict the business activity of the Acquired Company or any Affiliate of the Acquired Company or limit the freedom of the Acquired Company or any Affiliate of the Acquired Company to engage in any line of business or to compete with any Person;

                           (ix) each Applicable Contract providing for payments
                  to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                           (x) each power of attorney that is currently
                  effective and outstanding;

                           (xi) each Applicable Contract entered into other than
                  in the Ordinary Course of Business that contains or provides for an express undertaking by the Acquired Company to be responsible for consequential damages;

                           (xii) each Applicable Contract for capital
                  expenditures in excess of Ten Thousand United States Dollars ($10,000.00);

                           (xiii) each written warranty, guaranty, and or other
                  similar undertaking with respect to contractual performance extended by the Acquired Company other than in the Ordinary Course of Business; and

                           (xiv) each amendment, supplement, and modification
                  (whether oral or written) in respect of any of the foregoing.

         Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Acquired Company under the Contracts, and the Acquired Company's office where details relating to the Contracts are located.

                  (b) Except as set forth in Part 3.17(b) of the Disclosure
         Letter:

                           (i) No Seller (and no Related Person of a Seller) has
                  or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Acquired Company; and

                           (ii) no officer, director, agent, employee,
                  consultant, or contractor of the Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Acquired Company, or
                  (B) assign to the Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

                  (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Part 3.17(d) of the Disclosure
         Letter:

                           (i) The Acquired Company is, and at all times has
                  been, in full compliance with all applicable terms and requirements of each Contract under which the Acquired Company has or had any obligation or liability or by which the Acquired Company or any of the assets owned or used by the Acquired Company is or was bound;

                           (ii) each other Person that has or had any obligation
                  or liability under any Contract under which the Acquired Company has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

                           (iii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                           (iv) the Acquired Company has not given to or
                  received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                  (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                  (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Company has been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.18     Insurance.

                  (a) Sellers have delivered to Buyer:

                           (i) true and complete copies of all policies of
                  insurance to which the Acquired Company is a party or under which the Acquired Company, or any official of the Acquired Company, is or has been covered at any time;

                           (ii) true and complete copies of all pending
                  applications for policies of insurance; and

                           (iii) any statement by the auditor of the Acquired
                  Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b) Part 3.18(b) of the Disclosure Letter describes:

                           (i) any self-insurance arrangement by or affecting
                  the Acquired Company, including any reserves established thereunder;

                           (ii) any contract or arrangement, other than a policy
                  of insurance, for the transfer or sharing of any risk by the Acquired Company; and

                           (iii) all obligations of the Acquired Company to
                  third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the preceding policy years:

                           (i) a summary of the loss experience under each policy;

                           (ii) a statement describing each claim under an insurance policy which sets forth:

                                    (A) the name of the claimant;

                                    (B) a description of the policy by insurer,
         type of insurance, and period of coverage; and

                                    (C) the amount and a brief description of
         the claim; and

                           (iii) a statement describing the loss experience for
                  all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d) Except as set forth on Part 3.18(d) of the Disclosure
         Letter:

                           (i) All policies to which the Acquired Company is a
                  party or that provide coverage to any Seller, the Acquired Company, or any officer of the Acquired Company:

                                    (A) are valid, outstanding, and enforceable;

                                    (B) are issued by an insurer that is
                           financially sound and reputable;

                                    (C) taken together, provide adequate
                           insurance coverage for the assets and the operations of the Acquired Company and for all risks to which businesses such as the Acquired Company are normally exposed;

                                    (D) are sufficient for compliance with all
                           Legal Requirements and Contracts to which the Acquired Company is a party or by which it is bound;

                                    (E) will continue in full force and effect
                           following the consummation of the Contemplated Transactions; and

                                    (F) do not provide for any retrospective
                           premium adjustment or other experienced-based liability on the part of the Acquired Company.

                           (ii) No Seller or the Acquired Company has received
                  (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                           (iii) The Acquired Company has paid all premiums due,
                  and have otherwise performed all of their respective obligations, under each policy to which the Acquired Company is a party or that provides coverage to the Acquired Company or director thereof.

                           (iv) The Acquired Company has given notice to the
                  insurer of all claims that may be insured thereby.

         3.19 Environmental Matters. Except as set forth in part 3.19 of the disclosure letter:

                  (a) The Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or the Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or
         (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the Knowledge of Sellers and the Acquired Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has or had an interest.

                  (c) No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.




         3.20     Employees.

                  (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee, official, or participant of the Acquired Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2005; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any other plan.

                  (b) No employee or official of the Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of the Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Company by any such employee or director.

                  (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.21 Labor Relations; Compliance. The Acquired Company has not been and is not a party to any collective bargaining or other labor Contract. The Acquired Company has complied in all respects with all Legal Requirements relating to employment, the payment of social security and similar taxes, occupational safety and health, and other employee relations. The Acquired Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the applicable Legal Requirements.

         3.22     Intellectual Property.

                  (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

                           (i) the name Athelea , all fictional business names,
                  trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                           (ii) all patents, patent applications, and inventions
                  and discoveries that may be patentable (collectively, "Patents");

                           (iii) all copyrights in both published works and
                  unpublished works (collectively, "Copyrights"); and

                           (iv) all know-how, trade secrets, confidential
                  information, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Acquired Company as licensee or licensor.

                  (b) Agreements. Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Company, of all Contracts relating to the Intellectual Property Assets to which the Acquired Company is a party or by which the Acquired Company is bound There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                  (c) Know-How Necessary for the Business.

                           (i) The Intellectual Property Assets are all those
                  necessary for the operation of the Acquired Company's businesses as they are currently conducted and contemplated to be conducted. The Acquired Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                           (ii) Except as set forth in Part 3.22(c) of the
                  Disclosure Letter, no employee of the Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Acquired Company.

                  (d) Patents.

                           (i) Part 3.22(d) of the Disclosure Letter contains a
                  complete and accurate list and summary description of all Patents. The Acquired Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

                           (ii) All of the issued Patents are currently in
                  compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                           (iii) No Patent has been or is now involved in any
                  interference, reissue, reexamination, or opposition proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.

                           (iv) No Patent is infringed or, to Sellers'
                  Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  (e)      Trademarks.

                           (i) Part 3.22(e) of Disclosure Letter contains a
                  complete and accurate list and summary description of all Marks. The Acquired Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                           (ii) All Marks that have been registered are
                  currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                           (iii) No Mark has been or is now involved in any
                  opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

                           (iv) To Sellers' Knowledge, there is no potentially
                  interfering trademark or trademark application of any third party.

                           (v) No Mark is infringed or, to Sellers' Knowledge,
                  has been challenged or threatened in any way. None of the Marks used by the Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.


                  (f)      Copyrights.

                           (i) Part 3.22(f) of the Disclosure Letter contains a
                  complete and accurate list and summary description of all Copyrights. The Acquired Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                           (ii) All the Copyrights have been registered and are
                  currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                           (iii) No Copyright is infringed or, to Sellers'
                  Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                           (iv) All works encompassed by the Copyrights have
                  been marked with the proper copyright notice.

                  (g) Trade Secrets.

                           (i) With respect to each Trade Secret, the
                  documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.



                           (ii) Sellers and the Acquired Company have taken all
                  reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                           (iii) The Acquired Company has good title and an
                  absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Acquired Company) or to the detriment of the Acquired Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         3.23 Certain Payments. Neither the Acquired Company nor any participant, officer, agent, or employee of the Acquired Company, or any other Person associated with or acting for or on behalf of the Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Company or any Affiliate of the Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

         3.24     Disclosure.

                  (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  (c) There is no fact known to either Seller that has specific application to any Seller or the Acquired Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

         3.25 Relationships with Related Persons. No Seller or any Related Person of Sellers or of the Acquired Company has, or since has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Company's businesses. No Seller or any Related Person of Sellers or of the Acquired Company is, or since has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Acquired Company, or
(ii) engaged in competition with the Acquired Company with respect to any line of activities of the Acquired Company (a "Competing Business") in any market presently served by the Acquired Company. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Acquired Company is a party to any Contract with, or has any claim or right against, the Acquired Company.

         3.26 Brokers or Finders. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

         4.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, USA.

         4.2      Authority; No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement and the Promissory Notes (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

                  (b) Except as set forth in Schedule 4.2, neither the execution nor delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i) any provision of Buyer's Organizational
         Documents;

                           (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                           (iii) any Legal Requirement or Order to which Buyer may be subject; or

                           (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

         Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 Investment Intent. Buyer is acquiring the Shares for its own account.

         4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

         4.5 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

         5.1 Access and investigation. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data,
(b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         5.2 Operation of the Businesses of the Acquired Company. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company to:

                  (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;


                  (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of the Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Company;

                  (c) confer with Buyer concerning operational matters of a material nature; and

                  (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Acquired Company.


         5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

         5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

         5.5 Notification. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.6 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed the Acquired Company by any Seller or any Related Person of a Seller to be paid in full prior to Closing.

         5.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause the Acquired Company and each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Acquired Company, or any of the capital of the Acquired Company, or any merger, consolidation, business combination, or similar transaction involving the Acquired Company.

         5.8 Best Efforts. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE.

         6.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and
(ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.2 Best Efforts. Except as set forth in the provision to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1      Accuracy of Representations.

                  (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                  (b) Each of Sellers' representations and warranties in Sections must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         7.2      Sellers' Performance.

                  (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  (b) Each document required to be delivered pursuant to Section
         2.4 must have been delivered, and each of the other covenants and obligations in Sections must have been performed and complied with in all respects.

         7.3 Consents. Each of the Consents identified in the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

         7.4 Additional Documents. Sellers must have delivered additional documents reasonably by Buyers:

         7.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.6 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Acquired Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         7.7 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE. Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2      Buyer's Performance.

                  (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).

         8.3 Consents. Each of the Consents identified in the Disclosure Letter must have been obtained and must be in full force and effect.

         8.4 Additional Documents. Buyer must have delivered to Sellers additional documents reasonably requested by Sellers.

         8.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.       TERMINATION.

         9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Buyer and Sellers; or

                  (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2005, or such later date as the parties may agree upon.

         9.2 Effect of Termination. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      INDEMNIFICATION; REMEDIES.

         10.1 Survival; Right to Indemnification not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2 Indemnification and Payment of Damages by Sellers. Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                  (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

                  (c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

                  (d) any product shipped or manufactured by, or any services provided by, the Acquired Company prior to the Closing Date;

                  (e) any matter disclosed in the Disclosure Letter; or

                  (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons. The Buyer also has the right of set off against any royalty payments.





         10.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         10.5 Time Limitations. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before January 1, 2007 Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date

         10.6     Procedure for Indemnification--Third Party Claims.

                  (a) Promptly after receipt by an indemnified party under
         Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         10.7 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.      GENERAL PROVISIONS.

         11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants in connection with this Agreement and the Contemplated Transactions. Sellers will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         11.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Company's employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         11.3 Confidentiality. Between the date of this Agreement and the Closing Date, Sellers will maintain in confidence, and will cause the officers, employees, agents, and advisors of Buyer and the Acquired Company to maintain in confidence this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

         11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

         11.5 Arbitration ;Jurisdiction; Service of Process. The Parties acknowledge that they are entering into and shall perform under this Agreement in good faith, and any disputes will be resolved in good faith, with the letter and spirit of this Agreement as the standard. The Parties will use their best efforts to resolve any disputes between themselves within thirty (30) days. During this thirty (30) day period, any party with ten (10) days' notice may request and the other party must agree to meet in good faith to resolve the dispute. After thirty day's effort, if a dispute is not resolved, any party may refer the dispute for final settlement to and in accord with under the Commercial Rules of the American Arbitration Association (the "Rules") by a panel of three (3) arbitrators. In the case of any matter to be settled under the Rules, each party hereto shall appoint one arbitrator and such two arbitrators shall appoint a third arbitrator; provided, that if all three arbitrators have not been appointed within thirty (30) days after the party submitting the matter in dispute has notified the other party of such submission, either party hereto may apply to the International Chamber of Commerce for appointment of the remaining arbitrators. The place of arbitration of any matter to be settled under the Rules shall be in New York City or at such other place as the parties shall unanimously choose. On a case-by-case basis, the parties may also agree to alternative dispute resolution methods. Such an Agreement must be in writing and signed by both parties.

         11.6 Applicable Law, Enforcement. This Agreement is an international agreement and shall be governed and construed in accordance with the substantive laws of New York, without regard to conflict of laws provisions. Each party hereto hereby irrevocably and unconditionally agrees that any action to enforce a decision rendered in an arbitration proceeding described in Article 8 may be instituted (i) in Armenian courts, (ii) in the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts thereof, or (iii) in the courts of the United Kingdom and hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection of the convenience of the forum of any such legal suit, action or proceeding and irrevocably submits generally and unconditionally to the jurisdiction in any such court in any suit, action or proceeding.

         11.7 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.8 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.9 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.10    Disclosure Letter.

                  (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.11 Assignments, Successors and No Third Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.13 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Global Gold Mining, LLC                     Athelea Investments, CJSC

By:_____________________                    By:_______________________
     Van Z. Krikorian, Manager


-------------------------                   --------------------------
Simon Cleghorn                                       Sergio Di Giovani


-------------------------                   --------------------------
Armen Ghazaryan                                      Frank Pastorino

                                                                       EXHIBIT 1


                                    GETIK PROPERTY DESCRIPTION


The Getik exploration property is located in the Geghargunik Region north-east of Lake Sevan approximately 110km north-east of Yerevan. The southern boundary of the lease is formed by the Getik River between the villages of Jambarag and Polat, a distance of approx 40km. the western and eastern boundaries of the lease extend north of each village a distance of approximately 7 km to cover an area of 27 km(2.) The property is more particularly described in the Republic of Armenia exploration license issued to Athelea, CJSC.

                                CONFIDENTIAL DRAFT                    EXHIBIT 2

                             Global Gold Corporation
                              104 Field Point Road
                               Greenwich, CT 06830





                                                              January 31, 2006
Mr.

, Armenia

                  Re:      Restricted Stock Award

Dear Mr.:

As consideration for your sale of shares in Athelea Investments, CJSC ("Athelea") to Global Gold Mining, LLC (the "Company") pursuant to the Athelea, CJSC Share Purchase Agreement with Global Gold Mining, LLC as the Buyer dated as of January , 2006 (the "SPA") we hereby grant you [A, C and D version] 30,000 shares [B version substitutes 10,000 for 30,000] of the Common Stock of Global Gold Corporation (the "Corporation"), evidenced by a certificate of shares of our common stock, $.001 par value per share (the "Shares"), subject to applicable securities law restrictions and the terms and conditions set forth herein:


                  1. At the closing and transfer of the Athelea shares as contemplated by the SPA, you shall become fully vested in the total Shares granted hereunder.

                  2. In the event of a Seller breach of the SPA, during the 12-month period commencing with the date of issuance of the Shares, you with the other Sellers shall forfeit a proportionate right, title and interest in and to any of the Shares granted hereunder, without any payment by the Company therefore unless mutually agreed otherwise. This clause shall not relieve you of any other liability for such breach.

                  3. (a) Any Shares granted hereunder are not transferable and cannot be assigned, pledged, hypothecated or disposed of in any way except in accordance with applicable securities law restrictions. Any attempted transfer in violation of the Section shall be null and void.

                           (b) Notwithstanding anything contained in this
Agreement to the contrary, no sale, transfer or pledge thereof may be effected without an effective registration statement or an opinion of counsel for the Corporation that such registration is not required under the Securities Act of 1933, as amended, and any applicable state securities laws.

                  4. During the period commencing with the date hereof, you shall have all right, title and interest in and to the Shares granted hereunder, including the right to vote the Shares and receive dividends or other distributions with respect thereto.

                  5. You shall be solely responsible for any and all foreign, Federal, state and local income taxes arising out of your receipt of the Shares and your future sale of other disposition of them.

                  6. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. All parties hereto
(i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in a Federal or state court in the City of New York in the State of New York, (ii) waive any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding, and (iii) irrevocably submit to the exclusive jurisdiction of any Federal or state court in the City of New York in the State of New York, in any such suit, action or proceeding, but such consent shall not constitute a general appearance or be available to any other person who is not a party to this Agreement. All parties hereto agree that the mailing of any process in any suit, action or proceeding at the addresses of the parties shown herein shall constitute personal service thereof.

                  7. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

                  8. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective heirs and successors and, in the case of the Corporation, its assigns.

                  9. This Agreement may not be amended except in a writing signed by all of the parties hereto.

                  10. Nothing contained herein shall be construed to create an employment agreement between the Corporation and you or require the Corporation to employ or retain you under such a contract or otherwise.

                  11. In the event of any conflict between the terms of this Agreement and of the Share Purchase Agreement, the provisions contained in this Agreement shall control.

                  If this letter accurately reflects our understanding, please sign the enclosed copy of this letter at the bottom and return it to us.

Very truly yours,

                                                 Global Gold Corporation

                                                 By:___________________________
                                                    Drury J. Gallagher, Chairman

Agreed:


------------------------------

                                                                       EXHIBIT 3

                             SHAREHOLDERS AGREEMENT

                            ATHELEA INVESTMENTS, CJSC

                  Agreement made as of the 31st day of January, 2006 by and among Global Gold Mining, LLC, a Delaware, United States limited liability company ("GGM"), Simon Cleghorn, a citizen of Australia, Sergio DiGiovani, a citizen of Australia, Armen Ghazarian, a citizen of the Republic of Armenia, and Frank Pastorino, a citizen of the United States (collectively referred to with GGM as the "Shareholders" and individually as a "Shareholder")

                  WHEREAS, the Shareholders, directly or indirectly, own shares of common stock of Athelea Investments, CJSC an Armenian joint stock company currently having its offices in Yerevan, Armenia (the "Company") (shares of such common stock, together with shares of common subsequently acquired by the parties, being referred to as the "Shares");and

                   WHEREAS, the Shareholders desire to impose restrictions upon the voting of the Stock and to facilitate the continuity of responsible ownership of the Company,

                  NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, each of the parties hereby agrees as follows:

                  NOW, THEREFORE, it is agreed as follows:

                  1. Voting of Stock; Directors.

                  1.1 The Shareholders hereby agree with one another that they will, at all times, vote their respective Shares so as to effectuate and bring about the election of the following persons as directors of the Company so long as each person remains a Shareholder, both of record and beneficially:

                           (a) One designee as agreed among and identified by
Messrs. Cleghorn, DiGiovani, Ghazarian, and Pastorino; and
                           (b) Two designees of GGM, and such other persons as
the directors as the Shareholders shall elect from time to time.

                  2. Ownership, Funding, Assignment, Transfer.

                           (a) GGM will own 80% of the Company and Messrs.
Cleghorn, DiGiovani, Ghazarian, and Pastorino (on the terms as of this date) will own 20% of the equity interests in the Company. Investments and participant loans registered and managed through the Company (Getik Mining LLC) bank account shall be repaid before any profit distributions are made.

                           (b) GGM shall be responsible for all exploration,
development, capital, operating and other expenses (on debt or equity terms at its option) necessary for the first three years to meet the licensing requirements and extend the license as decided by the Company.

                           (c) GGM shall have the right to assign all or part of
its shares, rights and obligations in the Company upon notice to the other Shareholders. No other Shareholder shall assign or otherwise transfer its shares, rights and obligations in the Company without the consent of GGM, and all other Shareholders shall give GGM thirty days right of first refusal to purchase any other Shareholder's at (a) the lower of any bona fide written offer to purchase all or any part of his Shares, or (b) the proportionate amount of the Purchase Price established in the share Purchase Agreement, adjusted for inflation in Armenia from January 3, 2006 (as reported for consumer prices by
the International Monetary Fund).   In the event that GGM sells, or is in active
negotiation to sell, a controlling stake in Getik Mining LLC to any party all shareholders have the unrestricted right to sell their respective shares without regard to the preceding qualifications.

3.       Obligation for Transfer of Certain Assets and Liabilities.

                  3.1 As soon as practicable after the execution of this Agreement, GGM and its designees to the board shall vote to transfer assets and liabilities not connected to the Getik property, as requested by the other
Shareholders.   As soon as practicable after the execution of this Agreement, all Shareholders and their designees shall vote to change the name of the company to the "Getik Mining Company, CJSC", or such other name designated by GGM, and all transferable right to the name "Athelea" shall be transferred as requested by the other (non-GGM) Shareholders.

                  4.       Miscellaneous
                  4.1 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as duly given on (a) the date of delivery, if delivered in person, by internationally recognized overnight delivery service or (b) ten days after mailing by registered or certified mail, return receipt requested to the party entitled to receive the same, to a Shareholder. Any party may change his or its address by giving notice to the other party stating his or its new address. Commencing on the 10th day after the giving of such notice, such newly designated address shall be such party's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement
                  4.2 Governing Law; Arbitration. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. Any claim or dispute arising hereunder (including any issue as to the arbitrability thereof and any claim for indemnification hereunder) shall be determined by arbitration before a single arbitrator (subject to the last sentence of this Section 16.14) in the New York City metropolitan area, in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association. Each party shall, no later than fifteen (15) days before the date set for hearing, provide to the other parties and to the arbitrator a copy of all documents that the party intends to submit at the hearing and a list of all persons that party intends to call at the hearing, unless the arbitrator shall permit otherwise in his sole discretion. The arbitrator may adopt such procedures as he shall deem appropriate to achieve a fair, prompt and cost-effective result. The award rendered in such arbitration may provide for equitable remedies, an accounting and/or reimbursement for attorneys', accountants', consultants' witnesses' or the arbitrator's fees, as the arbitrator shall see fit. The award shall be final, and judgment on it may be entered in or enforced by any court, state, federal or foreign, having jurisdiction with respect thereto. Any party may apply to an appropriate court of law for a preliminary injunction, attachment or similar remedy available to it in aid of the arbitration proceeding provided for herein. This provision shall not preclude the impleading or joining of one of the parties hereto by another party in an action brought by a third party. In the event the total amount in controversy, including (not net of) any meritorious counterclaim, exceeds $250,000, the arbitration shall be held before a panel of three independent arbitrators (none single-party appointed).

                  4.3 Entire Agreement; Waiver of Breach. This Agreement constitutes the entire agreement among the parties and supersedes any prior agreement or understanding among them with respect to the subject matter hereof, and it may not be modified or amended in any manner other than as provided herein; and no waiver of any breach or condition of this Agreement shall be deemed to have occurred unless such waiver is in writing, signed by the party against whom enforcement is sought, and no waiver shall be claimed to be a waiver of any subsequent breach or condition of a like or different nature.
                  4.4 Binding Effect. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns.
                  4.5 Specific Performance. The parties hereby acknowledge that irreparable damage will be caused by a violation or threatened violation of this Agreement and that it is impossible to measure in money the damages which will accrue to a party hereto or to the personal representative of a decedent by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto or the personal representative of a decedent shall institute any action or proceeding to enforce any of the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby consents to a grant of an injunction restraining any such violation or threatened violation of this Agreement or any other appropriate decree of specific performance by any court having equity jurisdiction and waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not allege in any such action or proceeding the claim or defense that such remedy at law exists.
                  4.6 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.
                  4.7 Number and Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.
                  4.8 Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

                  4.9 Amendments. This Agreement may not be amended except in a writing signed by all of the parties hereto.

                  4.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of such signature pages executed by the parties to one copy of the Agreement; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.
                  4.11 Term. This Agreement shall have a term of four (4) years, and expire on January 31, 2010, unless extended by a mutually agreement in writing.
                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                                  ------------------------------
                                                  Simon Cleghorn


                                                  ------------------------------
                                                  Sergio DiGiovani


                                                  ------------------------------
                                                  Frank Pastorino

                                                  ------------------------------
                                                  Armen Ghazarian


                                                  Global Gold Mining, LLC

                                                  By:___________________________
                                                     Van Z. Krikorian, Manager